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                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 4                                              WASHINGTON, D.C. 20549
|_| CHECK THIS BOX IF NO
LONGER SUBJECT TO SECTION 16.               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
FORM 4 OR FORM 5 OBLIGATIONS MAY
CONTINUE.  SEE INSTRUCTION
1(B).                          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                   Section 17(a) of the Public Utility Holding Company Act of 1935
                                       or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
------------------------------------ ------------------------------------------- ---------------------------------------------------
1. Name and Address of Reporting     2. Issuer Name and Ticker or Trading        6. Relationship of Reporting Person to
   Person*                              Symbol                                      Issuer
                                                                                           (Check all applicable)
   PERETZ      MARTIN      H.          THESTREET.COM (TSCM)
                                                                                        X   Director         X   10% Owner
------------------------------------ -----------------------------------------        -----                -----
   (Last)     (First)     (Middle)   3. IRS or Social        4. Statement for               Officer (give        Other (specify
                                        Security Number         Month/Day/Year        ----- title below)   ----- below)
     C/O THE CLARK ESTATES, INC.        of Reporting Person,
     1 ROCKEFELLER PLAZA                if an entity            01/01/03            ---------------------------
                                        (Voluntary)

------------------------------------ ----------------------- ------------------- ---------------------------------------------------
           (Street)                                          5. If Amendment,    7. Individual or Joint/Group Filing
                                                                Date of Original    (Check Applicable Line)
  NEW YORK    NY        10020-2102                                                  X   Form filed by One Reporting Person
------------------------------------                                               ---
  (City)    (State)        (Zip)                                                        Form filed by More than One Reporting Person
                                                                                   ---
------------------------------------------------------------------------------------------------------------------------------------
                                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security      2.Trans-  2A.        3.Trans-   4.Securities Acquired  5.Amount of   6.Ownership  7. Nature of
    (Instr. 3)               action  Deemed       action     (A)or Disposed of      Securities    Form:         Indirect
                             Date    Execution    Code       (D)(Instr.3,4 and 5)   Beneficially  Direct (D)    Beneficial
                                     Date, if     (Instr. 8)                        Owned at      or Indirect   Ownership
                                     any                                            End of Month  (I)
                                                 --------------------------------
                                                                      (A)
                           (Month/   (Month/                          or            (Instr. 3
                           Day/Year) Day/Year) Code     V    Amount   (D)  Price    and 4)        (Instr. 4)   (Inst. 4)
-------------------------- --------- --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------
-------------------------- --------- --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------
                                                                                                             By family
Common Stock                                                                         254,504    I            limited
                                                                                                             partnership
-------------------------- --------- --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------
                                                                                                             By trust
Common Stock                                                                          73,618    I            for
                                                                                                             Reporting Person
-------------------------- --------- --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------

Common Stock                                                                          79,089    I            By trust
                                                                                                             for spouse
-------------------------- --------- --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------

Common Stock                                                                           4,000    I            By trust
                                                                                                             for child
-------------------------- --------- --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------

Common Stock                                                                          18,174    I            By trust
                                                                                                             for grandchildren
-------------------------- --------- --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------

Common Stock                                                                          18,174    I            By trust
                                                                                                             for grandchildren
-------------------------- --------- --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------

Common Stock                                                                       2,430,508    I            By Peretz
                                                                                                             Partners L.L.C.
-------------------------- --------- --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------

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-------------------------- --------- --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------

Common Stock
                                                                                     152,474    D
-------------------------- --------- --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------

Common Stock                                                                           1,000    I            By trust
                                                                                                             for child
-------------------------- --------- --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------

Common Stock                                                                           1,000    I            By trust
                                                                                                             for child
-------------------------- --------- --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------

Common Stock                                                                           1,000    I            By trust
                                                                                                             for child
-------------------------- --------- --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------

Common Stock                                                                         113,073    I            By spouse

-------------------------- --------- --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------



-------------------------- --------- --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------



-------------------------- --------- --------- ------- --- --------- ----- ------ ------------- ------------ -----------------------



                                                                                     POTENTIAL PERSONS WHO RESPOND TO THE COLLECTION
                                                                                     OF INFORMATION  CONTAINED  IN THIS FORM ARE NOT
Reminder:  Report on a separate line for each class of securities beneficially       REQUIRED TO  RESPOND  UNLESS THE FORM  DISPLAYS
           owned directly or indirectly.                                             A CURRENTLY VALID OMB CONTROL NUMBER.
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).
                                                                                                                              (Over)
                                                                                                                     SEC 1474 (9/02)
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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1.Title of  2.Conver-  3.Trans-  3A.      4.Transac- 5.Number of   6.Date        7.Title and 8.Price  9.Number 10.Owner- 11.Nature
  Derivative  sion       action  Deemed     tion       Deriv-        Exercisable   Amount of   of       of        ship      of
  Security    or         Date    Execution  Code       ative         and           Under-      Deriv-   Deriv-    Form of   Indirect
  (Instr. 3)  Exercise           Date, if   (Instr.    Securities    Expiration    lying       ative    ative     Deriv-    Benefi-
              Price              any        8)         Acquired (A)  Date          Secur-      Secur-   Secur-    ative     cial
              of                                       or Disposed   (Month/Day/   ities       ity      ities     Secur-    Owner-
              Deriv-     (Month/ (Month/               of (D)        Year)         (Instr.     (Instr.  Bene-     ity:      ship
              ative      Day/    Day/                  (Instr. 3,                  3 and 4)    5)       ficially  Direct    (Instr.
              Security   Year)   Year)                 4 and 5)                                         Owned at  (D)or     4)
                                                                                                                    End of  Indirect
                                                                                                                    Month   (I)
                                                                                                                    (Instr. (Instr.
                                                                                                                    4)      4)
                                                                   ------------------------------
                                                                                           Amount
                                                                   Date     Expira-        or
                                                                   Exer-    tion    Title  Number
                                                                   cisable  Date           of
                                          -------------------------                        Shares
                                           Code    V    (A)   (D)
-------- ---------   ---------  --------  ------ ----- ------ ----- ------- ------- ------ ------ ------ -------- --------- --------
Director $2.93       01/01/03             A            25,000       1/1/04  1/1/08  Common 25,000        62,500   D
Stock                                                                               Stock
Option
(right
to
buy)
-------- ---------   ---------  --------  ------ ----- ------ ----- ------- ------- ------ ------ ------ -------- --------- --------

-------- ---------   ---------  --------  ------ ----- ------ ----- ------- ------- ------ ------ ------ -------- --------- --------

-------- ---------   ---------  --------  ------ ----- ------ ----- ------- ------- ------ ------ ------ -------- --------- --------

-------- ---------   ---------  --------  ------ ----- ------ ----- ------- ------- ------ ------ ------ -------- --------- --------

-------- ---------   ---------  --------  ------ ----- ------ ----- ------- ------- ------ ------ ------ -------- --------- --------

-------- ---------   ---------  --------  ------ ----- ------ ----- ------- ------- ------ ------ ------ -------- --------- --------

-------- ---------   ---------  --------  ------ ----- ------ ----- ------- ------- ------ ------ ------ -------- --------- --------

-------- ---------   ---------  --------  ------ ----- ------ ----- ------- ------- ------ ------ ------ -------- --------- --------

-------- ---------   ---------  --------  ------ ----- ------ ----- ------- ------- ------ ------ ------ -------- --------- --------

Explanation of Responses:

                                                                                  /s/ RICHARD C. VANISON                  01/03/03
                                                                                  -------------------------------       ------------
**  Intentional misstatements or omissions of facts constitute Federal            **Signature of Reporting Person           Date
    Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.       **  Signing on behalf of Martin H. Peretz
      If space provided is insufficient, SEE Instruction 6 for procedure.             by power of attorney.

Potential person who are to respond to the collection of Information contained in this form are not required to respond unless the form diplays a currently valid OMB control number.

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